SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 31, 2007

Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1580 Laskin Road, Virginia Beach, Virginia	23451
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (757) 422-4055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 2 pages, excluding exhibits.

Item 3.02 — Unregistered Sales of Equity Securities
On January 31, 2007, Gateway Financial Holdings, Inc. (the “Corporation”), issued 29,502 shares of its common stock to the principals of Breen Title & Settlement, Inc. in Newport News, Virginia (“Breen Title”) as partial consideration for the purchase by a subsidiary of Gateway Bank & Trust Co., the principal subsidiary of the Corporation (the “Bank”) of substantially all of the assets and liabilities of Breen Title. The Corporation had previously issued 143,966 shares of its common stock as consideration for the purchase of substantially all of the assets and liabilities of The Insurance Center, Inc. and C.D. West & Co. by Gateway Insurance Services, Inc., another subsidiary of the Bank. The shares of the Corporation’s common stock were issued in transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Item 8.01 — Other Events.
On January 31, 2007, Gateway Title Agency, Inc., a subsidiary of the Bank acquired substantially all of the assets and liabilities of Breen Title & Settlement, Inc. in Newport News, Virginia.
The Corporation is the holding company for the Bank, a community bank with its principal offices in Elizabeth City, North Carolina. The Bank is a full-service community bank with a total of twenty-four offices — thirteen in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, and a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. Visit the Bank’s web site at www.gatewaybankandtrust.com.
The Common Stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ Theodore L. Salter

Theodore L. Salter Senior Executive Vice President and Chief Financial Officer

Date: February 2, 2007